UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 13, 2019 (September 9, 2019)

SUMMIT WIRELESS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38608	30-1135279
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6840 Via Del Oro Ste. 280 San Jose, CA	95119
(Address of registrant’s principal executive office)	(Zip code)

(408) 627-4716

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	WISA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of George Oliva as Chief Financial Officer

Effective September 9, 2019, George Oliva was appointed Chief Financial Officer of Summit Wireless Technologies, Inc. (the “Company”), succeeding the current Chief Financial Officer of the Company, Gary Williams, who will assume the role of Chief Accounting Officer and continue to serve as VP of Finance.

Mr. Oliva, age 58, has been a partner at Hardesty, LLC, an executive officer consulting service provider, since May 2019, through which he provides financial consulting services to public and private companies nationwide. From August 2018 to April 2019, Mr. Oliva served as Interim Chief Financial Officer of SpineEx, Inc., a California-based medical equipment manufacturer, where he was responsible for managing the company’s financial, human resource and information technology departments. From June 2018 to August 2018, he served as Vice President of Finance of GameWorks, a family entertainment chain, where he developed a plan to restructure the company’s business in connection with an acquisition by a lender. From March 2017 to June 2018, Mr. Oliva served as controller for Eva Automation, an audio company, where he implemented purchase accounting in connection with a $180 million acquisition. From August 2016 to March 2017, Mr. Oliva served as Interim Vice President of Finance of PDF Solutions, Inc., a multinational software and engineering services company, where he managed the company’s financial and accounting departments. From March 2014 to June 2016, Mr. Oliva served as corporate controller of Tegile Systems, a California-based manufacturer of flash storage arrays. Prior to 2014, Mr. Oliva served as Interim Chief Financial Officer and Vice President of Finance and as corporate controller for various other companies in California. Mr. Oliva is a certified public accountant and holds a B.S. in Business Administration from the Walter A. Haas School of Business of the University of California, Berkeley.

In connection with his appointment as the Company’s Chief Financial Officer, the Company and Mr. Oliva entered into an offer letter, dated September 2, 2019 (the “Offer Letter”), setting forth the terms of Mr. Oliva’s employment with the Company. The Offer Letter does not provide for a specified term of employment and Mr. Oliva’s employment is on an at-will basis, subject to the payment of severance in certain circumstances as described below.

Pursuant to the Offer Letter, Mr. Oliva will receive an annual base salary of $250,000 and will be eligible to participate in the Company’s discretionary and non-discretionary bonus programs.

Additionally, on September 9, 2019, pursuant to the Offer Letter and as a material inducement to Mr. Oliva’s acceptance of employment with the Company, the Company offered Mr. Oliva 150,000 shares of restricted stock of the Company (the “Stock Award”). The Stock Award was approved by the compensation committee of the Company’s board of directors and such shares were issued in accordance with Nasdaq Listing Rule 5635(c)(4) outside of the Company’s 2018 Long-Term Stock Incentive Plan. Pursuant to the Offer Letter, such shares will vest equally over a period of four years, with the first tranche to vest on September 1, 2020, and in the event that Mr. Oliva is terminated within one year of a change in control of the Company (defined as over a 50% change in ownership of the Company) or his role is diminished as a result of such change in control, all incentive equity compensation granted to him will fully accelerate and vest, and he will receive as severance (i) all cash bonuses due to him under the Company’s incentive plans, prorated as of the effective date of termination, and (ii) an additional six months of base salary and benefits.

There are no arrangements or understandings between Mr. Oliva and any other persons pursuant to which he was named as Chief Financial Officer of the Company. There are also no family relationships between Mr. Oliva and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description
99.1	Press Release of the Company, dated September 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2019	SUMMIT WIRELESS TECHNOLOGIES, INC.

	By:	/s/ Brett Moyer
Name: Brett Moyer Title: Chief Executive Officer